Exhibit 10.1 Management Team Performance Incentive Plan and Plan Summary Effective as of January 1, 2012

1.     Introduction

As a member of the management team, you have direct impact to the profitability of Henry Schein.  To align your interest with that of the Company, you have been nominated to participate in the Performance Incentive Plan (“PIP,” or the “Plan”), the incentive-based cash compensation program for the management team of Henry Schein Inc. (the “Company”).  This program was approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) on March 2, 2012, and is effective beginning January 1, 2012.  This document serves as both the Plan and the Plan Summary.

Plan participants include the Company’s management team of directors and vice presidents who have been designated by the Company to participate in the Plan (the “Participant”).  The Plan has been designed to align all Participants in a concerted effort to drive our business toward achieving common objectives that benefit the Company as a whole, the management team and each Participant. The Plan is specifically designed to:

•	Foster achievement of specific corporate, business unit and individual performance goals on an annual basis (“Goals”);

•	Provide each Participant with an annual cash bonus opportunity based on the achievement of the Goals (“PIP Award”), and;

•	Recognize and reward Participants for individual and group team achievements.

The Goals will be set forth in writing each year, and you will receive documentation regarding your annual Goals each year you are a Participant.  Annual Goals may be modified from time to time, and any modification will also be set forth in writing.  Any mid-year changes must be approved by the CEO, the appropriate EMC or by the Compensation Committee before the commencement of the fourth quarter.   The Compensation Committee must be notified of any material changes.   For purposes of the Plan, performance and achievement of Goals will be measured each calendar year or any other period specified by the Compensation Committee.

The PIP Award, in conjunction with a Participant’s base compensation, is intended to provide Participants with competitive total annual cash compensation for comparable positions at companies in our industry and at other similarly sized organizations.

The Chief Executive Officer of the Company (the “CEO”) (solely with respect to Participants other than executive officers) or the Compensation Committee has the sole authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the PIP and to construe and interpret the terms and provisions of the PIP and any PIP Award and make all other determinations and take any other action necessary or appropriate for the administration of the Plan, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Plan and any PIP Award in the manner and to the extent deemed necessary to carry the Plan into effect.

Any decision, interpretation or other action made or taken by or at the direction of the CEO (solely with respect to Participants other than executive officers) or the Compensation Committee will be final, binding and conclusive on Henry Schein and all Participants and their respective heirs, executors, administrators, successors and assigns.  The CEO is authorized to act on behalf of the Compensation Committee under the Plan or to exercise any discretion that the Compensation Committee has under the Plan, provided that such act or exercise of discretion by the CEO may not apply to Participants who are executive officers.

The Compensation Committee may, in its sole discretion, delegate any of its responsibilities under the PIP (including administrative tasks) to the extent permitted by applicable law.  The Compensation Committee may rely on information, and consider recommendations, provided by the Company’s Board of Directors or members of Company management.

2.     Eligibility

The CEO annually determines eligibility for participation in the Plan, except that the Compensation Committee makes this determination with respect to executive officers.  Participation is intended to be ongoing.  However, changes in assignments may result in a Participants being ineligible to participate in the Plan.  Participation in one year does not imply or guarantee participation in another year.  Team Schein Members will be notified at the beginning of each year regarding their eligibility to participate in the Plan and will be notified during the year if that status changes.

PIP awards for newly hired or promoted TSMs will be pro-rated.  However, no new entry will be included after September of each performance year.

 3.     PIP Awards and Individual Performance Goals

PIP Awards are based on the following three goals:

a.	Company Financial Performance Goals:
The Company’s annual profitability, specifically measured against earnings per share (“EPS”), net income or other predetermined profitability Goals.

b.	Functional Area Financial Performance Goals:
The Participant’s business unit or functional area’s level of achievement in financial and other performance Goals.

c.	Individual Performance Goals:
The Participant’s achievement of his or her individual MBO Performance Goals.

The Company Financial Performance Goals are based on annual earnings per share (EPS) from continuing operations.  The Functional Financial Performance Goal and the MBO Performance Goal evaluation and analysis are conducted annually, unless otherwise specified.  The PIP Award payouts corresponding to levels of achievement of Company Financial Performance Goals are determined by the Compensation Committee in its sole discretion on an annual basis.  The PIP Award payouts for meeting or exceeding Functional Area Financial Goals and each Participant’s individualized MBO Performance Goals are also determined by the Compensation Committee in its sole discretion on an annual basis.

Each Participant’s Goals will be determined at the start of each year by their Manager and then reviewed, as applicable, by the Manager’s Executive Management Committee (EMC) Member, CEO or the Compensation Committee.  There will be an ongoing review of these Goals.  Any changes during the year must be approved by the Manager, the Manager’s EMC Member, Vice President – Global Human Resources and Financial Operations and, if appropriate, by the CEO.  Each Participant and his or her Manager are encouraged to have performance evaluations during the year to monitor progress and, if necessary, to modify Goals (with the approval of the CEO and/or the Compensation Committee, if appropriate) for the balance of the year.

The following table illustrates Performance Goals for different types of management positions.  This table is intended to provide guidelines for the development of a specific performance plan for each Participant based upon individual positions, roles and other factors.  Final weighting of performance Goals for each Participant will be determined by the Participant’s Manager and, if appropriate, approved by the CEO and/or the Compensation Committee.

Performance Goals Based on Position and Role
Management Segment	Range of Performance Goal Categories
	Functional Financial Performance	Company Financial Performance	MBO Performance
Corporate Management Participants (e.g. Finance, Supply Chain TSM’s, etc)	10% - 40%	15% - 40%	30% - 50%
Major Business Unit Participants (e.g. Dental Group, Medical Group TSM’s, etc.)	55% - 65%	15% - 35%	10% - 25%
Supporting Corporate Function Participants (e.g. Legal Department, Human Resources Department TSM’s, etc.)	10% - 20%	15% - 35%	40% - 60%

4.     Company Financial Performance Goals

The Company Financial Performance Goals are determined by the Compensation Committee in its sole discretion with input from the Executive Management team.  Each year, the Compensation Committee may, as it decides in its sole discretion, make adjustments to the Company Financial Performance Goals in accordance with Section 8 below.

In determining whether the Company Financial Performance Goals have been achieved, the Compensation Committee, in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

5.     Functional Area Financial Performance Goals

For Participants managing a Group, Division or Subsidiary: Functional Area Financial Goals are based on the financial performance of the Group, Division or Subsidiary measured against annual financial budgets, in the following areas:

•	Group/Divisional/Subsidiary sales Goals.
•	Group/Divisional/Subsidiary gross profit Goals.
•	Group/Divisional/Subsidiary pre-tax income after “service and capital charge” Goals.
•	Group/Divisional/Subsidiary net income Goals.

For all other Participants: Goals are based on expense performance relative to the budget.

In determining whether Functional Area Financial Goals have been achieved, the Compensation Committee, in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

6.     MBO Performance Goals

Specific, measurable MBO Performance Goals will be approved for each Participant by the CEO, the appropriate EMC, or by the Compensation Committee in its sole discretion, with respect to executive officers.  These MBO Performance Goals should drive toward and support five enterprise-wide initiatives: Profitability; Process Excellence; Customer Satisfaction, Strategic Planning, and Organizational Development.  To drive performance and to focus management energy, it is recommended that the number of MBO’s be limited to five to nine critical objectives.

■	Profitability - e.g., reduce expenses as a percent of sales; increase gross profit percentage and gross profit dollars; increase business unit sales; reduce inventory.

■	Process Excellence - e.g., implement a new policy; reduce errors to customers; reduce DSO’s; increase inventory turns.

■
Customer Satisfaction - e.g., increase frequency of salesperson to customer contacts; implement project to develop computer screens to aid in positive customer interactions; support internal customer by completing all recruits within a reasonable predetermined time period; develop customer feedback program, such as surveys and focus groups.

■	Strategic Planning - e.g., develop strategic plan based on individual responsibilities; benchmark Participant’s unit against similar companies’ functions.

■	Organizational Development - e.g. personal business development, succession planning, diversity Goals, staff development, recruitment Goals.

MBO goals should be specific, measurable, attainable, realistic and time-bound.  In order to obtain an award of over 100% of the original MBO target amount, performance must have substantially exceeded the original parameters and expectations of the MBO goal in a measurable way.  In summary, awards earned in excess of 100% should only be considered when significant benefits are realized when compared to the original MBO goal.

In determining whether MBO Performance Goals have been achieved or exceeded, the Compensation Committee, in its sole discretion, will take into account the quality of earnings and/or circumstances of achievement.

7.     Adjustments to EPS Goals

Each year, the Compensation Committee may adjust, as it decides in its sole discretion, the Company Financial Performance, Functional Area Financial and MBO Performance Goals (the “Goals”) for:

•	Capital transactions, including convertible debt.
•	Changes in accounting standards or principles.
•	Changes in applicable law or regulations.
•	Changes in foreign exchange rate outside a pre-established range.
•	Repurchases by the Company of any class of its securities during the fiscal year.
•	Unbudgeted changes in shares outstanding due to changes in stock price.
•	Unbudgeted acquisition and integration expenses incurred in the year of an acquisition (or disposition).

•	Accretion or dilution, based on the model, relating to unbudgeted acquisitions (or dispositions).

In addition, the Compensation Committee may further adjust the Goals for any other unforeseeable event or other facts and circumstances beyond the control of the Company, by an amount equal to a reasonable estimate of the expected accretion or dilution, based on information provided to them by the Executive Management team.  In the event the Compensation Committee makes adjustments in accordance with the preceding sentence, the Compensation Committee in its sole discretion will determine the PIP Award payouts that correspond to the levels of achievement of the adjusted Goal.

8.     PIP Awards

During the first fiscal quarter of each year, individual performance for the previous year is evaluated relative to Goals.  PIP Awards are determined for each performance category, as applicable.  A Participant’s total PIP Award will equal the sum of the awards earned in each category for the previous year’s performance.

Notwithstanding anything herein to the contrary, the Compensation Committee or the CEO (solely with respect to Participants other than executive officers) may, at any time, provide that all or a portion of a PIP Award is payable: (i) upon the attainment of any Goal (including the Goals), as determined by the Compensation Committee or the CEO, as applicable; or (ii) regardless of whether the applicable Goals are attained, subject to the Compensation Committee’s or the CEO’s (solely with respect to Participants other than executive officers) sole discretion as to the quality of earnings and the circumstances of their achievement.

Any action by the Compensation Committee (or its delegate) hereunder will be made pursuant to resolutions documenting such action.

In order to receive any PIP Award, Participants must be actively employed on March 15 or on payment date of the year the PIP Award is to be paid out.  A prorated PIP Award may be available, at the discretion of the Compensation Committee or the CEO (solely with respect to Participants other than executive officers), if a Participant in the Plan dies, becomes permanently disabled, retires at the normal Social Security retirement age during the Plan year, or in other special circumstances.

PIP awards, less applicable withholdings, will be made by the end of the first fiscal quarter of each year.

To the extent applicable, unless payments are deferred as may be permitted by the Company, payments under the Plan are intended to be short-term deferrals within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder (collectively, “Section 409A”) that are exempt from the applicable requirements of Section 409A and the Plan will be limited, construed and interpreted in accordance with such intent.

Notwithstanding anything to the contrary,  the Company does not guarantee, and nothing in the Plan or otherwise is intended to provide a guarantee of, any particular tax treatment with respect to payments or benefits under the Plan or otherwise, and the Company will not be responsible for their compliance with or exemption from Section 409A.

9.     Miscellaneous

All expenses of the Plan will be borne by the Company.

This Plan is not intended to, nor does it constitute, a contract or guarantee of continued employment. Nothing in the Plan or in any notice of a PIP Award will affect the right of the Company or any of its affiliates to terminate the employment or service of any Participant or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a year or to otherwise modify the terms of such Participant’s employment.

Except to the extent required by applicable law, no PIP Award or payment thereof nor any right or benefit under the Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, charge, garnish, execute upon or levy upon the same will be void and will not be recognized or given effect by the Company.

No person will have any claim or right to participate in the Plan or to receive any PIP Award for any particular year.

The Company reserves the right to amend, suspend or terminate the Plan at any time without notice.

The Plan has not been adopted by shareholders and is not designed for Code Section 162(m) compliance.

No member of the Compensation Committee and no other director or Team Schein Member of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated will be liable for any action, omission, or determination relating to the Plan, and the Company will indemnify and hold harmless each member of the Compensation Committee and each other director or Team Schein Member of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or Team Schein Member in bad faith and without reasonable belief that it was in the best interests of the Company. The foregoing provisions of this paragraph are in addition to and shall not be deemed to limit or modify, any exculpatory rights or rights to indemnification or the advancement of expenses that any such persons may now or hereafter have, whether under the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws, the Delaware General Corporation Law (the “DGCL”) or otherwise.

In the event that any one or more of the provisions contained in the Plan will, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability will not affect any other provision of the Plan and the Plan will be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

The Company will have the right to make any provisions that it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

The Plan and any amendments thereto will be construed, administered, and governed in all respects in accordance with the laws of the State of New York (regardless of the law that might otherwise govern under applicable principles of conflict of laws).